As filed with the Securities and Exchange Commission on June 17, 2010

Registration No. 333-156527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address, including zip code, of registrant’s principal executive offices)

National City Savings and Investment Plan,

National City Corporation 1993 Stock Option Plan, National City Corporation 1997

Stock Option Plan, National City Corporation 2001 Stock Option Plan, National City Corporation Amended and Restated Long-Term Cash and Equity Incentive Plan, Allegiant Bancorp, Inc. 2000 Stock Incentive Plan, Allegiant Bancorp, Inc. 2002 Stock Incentive Plan, Equality Bancorp, Inc. 1997 Stock Option and Incentive Plan, Equality Savings and Loan Association St. Louis Missouri 1993 Stock Option and Incentive Plan, Harbor Florida Bancshares, Inc. 1998 Stock Incentive Plan for Directors, Officers and Employees, MAF Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, Amended and Restated EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, EFC Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. Incentive Compensation Plan, MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, St. Francis Capital Corporation 1997 Stock Option Plan, St. Francis Capital Corporation 1993 Incentive Stock Plan, Reliance Bancshares, Inc. 1997 Stock Option Plan, Provident Financial Group 1997 Stock Option Plan, Provident Financial Group 2000 Employee Stock Option Plan, Provident Bancorp 1992 Outside Directors Amended and Restated Stock Option Plan, Provident Financial Group 2002 Outside Directors Stock Option Plan, National City Non-Contributory Retirement Plan, and National City Corporation 2004 Deferred Compensation Plan

(Full titles of the plans)

Richard J. Johnson

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

Effective December 31, 2009, the National City Savings and Investment Plan merged into The PNC Financial Services Group, Inc. Incentive Savings Plan. Also, effective January 1, 2010, participants in The PNC Financial Services Group, Inc. Incentive Savings Plan were no longer permitted to invest their contributions in The PNC Financial Services Group, Inc. (“PNC”) common stock.

Therefore, PNC and The PNC Financial Services Group, Inc. Incentive Savings Plan, as successor to the National City Savings and Investment Plan, are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister Plan interests that were registered thereunder for the National City Savings and Investment Plan and to deregister remaining shares of PNC common stock issuable under this Registration Statement insofar as they are issuable in connection with the National City Savings and Investment Plan.

PNC is acting pursuant to the power conferred on PNC in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, to reduce the amount of securities registered, pursuant to its undertaking contained Part II, Item 9 of the Registration Statement, as initially filed on December 31, 2008.

This Post-Effective Amendment No. 1 to the Registration Statement does not in any way amend the Registration Statement as it applies to the other National City Plans for which securities have been registered thereunder, namely, National City Corporation 1993 Stock Option Plan, National City Corporation 1997 Stock Option Plan, National City Corporation 2001 Stock Option Plan, National City Corporation Amended and Restated Long-Term Cash and Equity Incentive Plan, Allegiant Bancorp, Inc. 2000 Stock Incentive Plan, Allegiant Bancorp, Inc. 2002 Stock Incentive Plan, Equality Bancorp, Inc. 1997 Stock Option and Incentive Plan, Equality Savings and Loan Association St. Louis Missouri 1993 Stock Option and Incentive Plan, Harbor Florida Bancshares, Inc. 1998 Stock Incentive Plan for Directors, Officers and Employees, MAF Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, Amended and Restated EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, EFC Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. Incentive Compensation Plan, MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, St. Francis Capital Corporation 1997 Stock Option Plan, St. Francis Capital Corporation 1993 Incentive Stock Plan, Reliance Bancshares, Inc. 1997 Stock Option Plan, Provident Financial Group 1997 Stock Option Plan, Provident Financial Group 2000 Employee Stock Option Plan, Provident Bancorp 1992 Outside Directors Amended and Restated Stock Option Plan, Provident Financial Group 2002 Outside Directors Stock Option Plan, National City Non-Contributory Retirement Plan, and National City Corporation 2004 Deferred Compensation Plan.

This Post-Effective Amendment No. 1 to the Registration Statement does not in any way reduce the amount of securities registered in connection with those other National City Plans and does not in any way reduce the shares of PNC common stock that remain issuable under the Registration Statement in connection with those other National City Plans.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, PNC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, June 17, 2010.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

By:	/S/ SAMUEL R. PATTERSON
(Signature and Title)
Samuel R. Patterson,
Senior Vice President and Controller

The National City Savings and Investment Plan. Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. Incentive Savings Plan, as successor to the National City Savings and Investment Plan, has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on behalf of the National City Savings and Investment Plan, by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, June 17, 2010.

THE PNC FINANCIAL SERVICES GROUP, INC. INCENTIVE SAVINGS PLAN, AS SUCCESSOR TO THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN

By:	/S/ JAMES S. GEHLKE
(Signature and Title)
James S. Gehlke,
Plan Administrator for The PNC Financial Services Group, Inc. Incentive Savings Plan